Exhibit 99.1

UNITY Biotechnology Announces Restructuring to Advance Corporate Strategy and Focus on Key Ophthalmology Programs

Strategic realignment to focus capital resources on clinical programs and extend cash runway into Q1 2023

12-week data from Phase 2a study of UBX1325 in diabetic macular edema (DME) expected mid-2022

16-week data from Phase 2 study in wet age-related macular degeneration (wet AMD) expected in Q4 2022

SOUTH SAN FRANCISCO, Calif., Feb. 3, 2022 (GLOBE NEWSWIRE) -- UNITY Biotechnology, Inc. (“UNITY”) [NASDAQ: UBX], a biotechnology company developing therapeutics to slow, halt, or reverse diseases of aging, today announced it has initiated a restructuring program to align its resources on later-stage programs in ophthalmology while further extending operating capital into Q1 2023.

Strategic Focus Areas

UNITY has aligned resources to focus on its clinical programs in ophthalmology and deliver on key development milestones:

•	UBX1325 12-week safety and efficacy data from the Phase 2a DME study (UBX1325-02 Study) by mid-year 2022 as well as 24-week safety and efficacy data from that study before year-end 2022
•	UBX1325 16-week safety and efficacy data from the Phase 2 wet AMD study (UBX1325-03 Study) before year-end 2022
•	UBX1325 24-week safety and efficacy data from the additional wet AMD cohort of the Phase 1 study (UBX1325-01 Study) during 1H 2022
•	Tie2/VEGF bispecific preclinical data to support selection of advanced candidate by mid-year 2022

Revised Financial Guidance

Actions to prioritize ophthalmology programs and implement cost saving measures are expected to extend cash runway into Q1 2023, enabling UNITY to achieve multiple key clinical data readouts for UBX1325 as well as support the Tie2/VEGF bispecific program through advanced candidate nomination with current cash and cash equivalents. All other pipeline programs will be paused to focus resources on these advanced programs. UNITY will reduce its workforce, primarily in Discovery Research, by approximately 50% in order to optimize capital allocation and align with key strategic priorities, reducing its staff to 34 full-time employees by the middle of the year.

“I am incredibly proud of the progress that our team has made, highlighted by the impressive topline Phase 1 data from our lead program, UBX1325, and we are now fully focused on delivering on our Phase 2 studies in patients with diabetic macular edema and wet age-related macular degeneration,” said Anirvan Ghosh, Ph.D., chief executive officer of UNITY. “It was a difficult but prudent decision to align our resources around our ophthalmology programs and I believe this sharpened focus will propel us forward to key milestones, including Phase 2 data inflection points this year. These datasets could represent a transformative therapeutic option for patients based on UBX1325’s novel mechanism of action. I want to extend my sincere appreciation and gratitude to all of our colleagues for the foundational work that has brought us to this point, and for their dedication and service to UNITY while striving to develop new treatments for patients with diseases of aging.”

About UNITY

UNITY is developing a new class of therapeutics to slow, halt, or reverse diseases of aging. UNITY’s current focus is on creating medicines to selectively eliminate or modulate senescent cells and thereby provide transformative benefit in age-related ophthalmologic and neurologic diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements including statements related to UNITY’s understanding of cellular senescence and the role it plays in diseases of aging, the potential for UNITY to develop therapeutics to slow, halt, or reverse diseases of aging, including for ophthalmologic and neurologic diseases, our expectations regarding potential benefits, activity, effectiveness, and safety of UBX1325, the potential for UNITY to successfully commence and complete clinical studies of UBX1325 for DME, AMD, and other ophthalmologic diseases, the expected timing of results of our studies of UBX1325, the timing of the expected commencement, progression, and conclusion of our studies including those of UBX1325, and UNITY’s expectations regarding the sufficiency of its cash runway. These statements involve substantial known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements, including the risk that the COVID-19 worldwide pandemic may continue to negatively impact the development of preclinical and clinical drug candidates, including delaying or disrupting the enrollment of patients in clinical trials, risks relating to the uncertainties inherent in the drug development process, and risks relating to UNITY’s understanding of senescence biology. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this press release represent our views as of the date of this release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this release. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of UNITY in general, see UNITY’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on November 10, 2021, as well as other documents that may be filed by UNITY from time to time with the Securities and Exchange Commission.

Media

Canale Communications
Jason Spark
Jason.spark@canalecomm.com

Investor Contact

LifeSci Advisors, LLC

Joyce Allaire

jallaire@lifesciadvisors.com